UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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VantageMed Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April     , 2005

Dear Stockholder:

We invite you to attend our annual meeting of the stockholders of VantageMed Corporation to be held on Friday, May 20, 2005, at 9:00 a.m. local time, at the Marriott Hotel, 11211 Pointe East Drive, Rancho Cordova, California 95742.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of the Company’s Year 2004 Annual Report to Stockholders is also enclosed for your information. At the annual meeting, management will review the Company’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

Steven Curd
Chief Executive Officer

VANTAGEMED CORPORATION

11060 White Rock Road, Suite 210
Rancho Cordova, California 95670

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, May 20, 2005, 9:00 a.m. PDT

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of VantageMed Corporation will be held at the Marriott Hotel, 11211 Pointe East Drive, Rancho Cordova, California 95742, on Friday, May 20, 2005, at 9:00 a.m. PDT. The matters expected to be acted upon at the meeting are as follows and are more fully described in the Proxy Statement accompanying this Notice.

(1)          To elect one Class III director to hold office for a three year term and until a successor is elected and qualified;

(2)          To ratify the appointment of Hurley & Company, as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005;

(3)          To approve an amendment to the certificate of incorporation of VantageMed Corporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000; and

(4)          To transact such other business as may properly come before the meeting.

Only stockholders of record on the books of the Company as of March 23, 2005 will be entitled to vote at the meeting and any adjournment or postponement thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Dated: April , 2005
Rancho Cordova, California
By Order of the Board of Directors

Steven Curd
Chief Executive Officer

VANTAGEMED CORPORATION

11060 White Rock Road, Suite 210

Rancho Cordova, California 95670

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

General

The enclosed proxy is solicited by the Board of Directors (the Board) of VantageMed Corporation (VantageMed or the Company) to be used at our Annual Meeting of Stockholders on May 20, 2005 and at any adjournment or postponement thereof (the Annual Meeting), for the purposes set forth in the foregoing notice. Only stockholders of record on our books as of 5:00 PM, March 23, 2005 will be entitled to vote at the Annual Meeting. As of the close of business on March 23, 2005 we had 13,656,267 shares of Common Stock outstanding, entitled to one vote per share. The date of this Proxy Statement is April __, 2005, the date this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders.

Solicitation and Voting of Proxies

The cost of soliciting proxies will be borne by us. In addition to soliciting stockholders by mail through our employees, we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

On March 23, 2005, we had 13,656,267 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering a written instrument revoking the proxy or a duly executed proxy with a later date to our Chief Financial Officer, Philip D. Ranger, or by attending the meeting and voting in person.

PROPOSAL 1.   ELECTION OF DIRECTORS

Directors and Executive Officers of VantageMed

Our Board of Directors is divided into three Classes, with the term of office of each Class ending in successive years. Class I, currently consisting of Steven Curd and Peter Friedli, will stand for election at the 2006 Annual Meeting. Class II, currently consisting of Dave Zabrowski and Steven E. Simpson, will stand for election at the 2007 Annual Meeting and Class III, currently consisting of David Philipp, will stand for election at the calendar year 2005 Annual Meeting.

Our executive officers and directors and their ages as of April      , 2005, are as follows:

Name	Age	Position
Steven Curd	45	Director and Chief Executive Officer
Peter Friedli	51	Director
David Philipp	42	Director
Steven E. Simpson	45	Director
David Zabrowski	41	Director
Philip D. Ranger	48	Chief Financial Officer
Richard Altinger	40	Vice President—Marketing and Business Development
Mark Cameron	49	Chief Operating Officer
R. Ernest Chastain	55	Vice President—Sales
Jeffrey Schuett	42	Vice President—Client Services

Steven Curd has served as a director of VantageMed since January 2005 and as Chief Executive Officer since November 2004. Mr. Curd was at Healtheon/WebMD from 1999 to 2002, and led the company as its Chief Operating Officer during the company’s successful Initial Public Offering and period of rapid growth. From 1995 to 1999 Mr. Curd was at UnitedHealth Group, where he held the title of Chief Information Officer. Prior to that Mr. Curd held the position of Vice President at CIGNA Systems. Earlier in his career, Mr. Curd was in various operations and development roles at American Airlines. Mr. Curd holds a Masters of Business Administration from The Wharton School at the University of Pennsylvania and a Bachelors degree in Physics and Mathematics from William Jewell College.

Peter Friedli has served as a director of VantageMed since September 1999. Mr. Friedli has been the principal of Friedli Corporate Finance, Inc., a venture capital firm, since its inception in 1986 and is President of New Venturetec, a public investment company in Switzerland. Prior to joining Friedli Corporate Finance, Mr. Friedli worked as an international management consultant for service and industrial companies in Europe and the U.S. Mr. Friedli has over a decade of experience as an independent investment manager for venture capital and has managed various venture investment companies in the U.S. Mr. Friedli also serves on the Board of E-centives, Inc., a public company. Mr. Friedli is a member of our Compensation Committee.

David M. Philipp was appointed to our Board of Directors on May 13, 2002. Mr. Philipp has more than 17 years of financial management experience in several industries, including technology, financial services and retail. He is currently Chief Financial Officer for Mother Lode Holding Company, a real estate information and mortgage services company with national holdings in title insurance agency, title insurance underwriting, real estate exchange compliance, and post-close mortgage processing. Prior to joining Mother Lode, Mr. Philipp provided financial management and investment banking services to emerging technology companies and was the Chief Financial Officer of a supply-chain technology company from 1999 to 2001. From 1992 to 1999, Mr. Philipp served as Executive Vice President, CFO and Secretary of First Financial Bancorp (FLLC), a publicly held bank holding company headquartered in Central California. He has been a member of the Board of Directors of First Financial Bancorp since 1999 and serves on its Audit Committee and Compensation Committee. Mr. Philipp holds a Bachelor of Science degree in Business Administration from California State University, Sacramento. Mr. Philipp is Chairman of our Audit Committee and is a member of our Compensation Committee.

Steven E. Simpson was appointed to our Board of Directors on October 8, 2002. Mr. Simpson has more than 17 years of experience in the health care industry, including significant experience in the areas of health care technology and electronic data interchange. Since August 2002, Mr. Simpson has served as the Chief Executive Officer of Spheris (previously called Total eMed Corporation). Prior to joining Spheris, Mr. Simpson served as Executive Vice President of Sales and Product Management for WebMD Corporation from April 2001 to August 2002 and as Transaction Services Division President from May 2000 to April 2001. Mr. Simpson served as Chief Operating Officer of Quintiles ENVOY Corporation from July 1999 to May 2000, Chief Sales Marketing Officer from May 1999 to July 1999 and as Senior Vice President Sales and Marketing of Envoy Corporation from November 1998 to May 1999. Prior to joining Envoy, Mr. Simpson served as President and Chief Executive Officer of Health Stat LLC, an occupational health company. Mr. Simpson holds a Bachelor of Arts degree in Health and Physical Education from Mercer University. Mr. Simpson is a member of our Audit Committee.

Dave Zabrowski was appointed to our Board of Directors on June 18, 2002. Mr. Zabrowski’s 19 year career in technology spans diverse experiences covering sales, marketing, R&D, and operations. Since August of 2002, he has served as President and Chief Executive Officer of Neterion (formally S2io, Inc.), a Silicon Valley based company focused on bringing high speed networking technology to computer and storage applications. Mr. Zabrowski spent the previous 16 years with Hewlett Packard where he was a key leader and contributor in businesses ranging from semiconductors to PCs to computer servers, most recently as Vice President and General Manager of Hewlett-Packard’s North American Business PC organization. Mr. Zabrowski holds a Bachelor of Science degree in Electrical Engineering from Purdue University and an MBA from UCLA. Mr. Zabrowski is a member of our Audit and Compensation Committees.

Philip D. Ranger became our Chief Financial Officer in May 2003. Prior to joining VantageMed and from August 2001 to March 2003, Mr. Ranger served as Chief Financial Officer of Diligent Software Systems, a provider of sourcing and contract management software. Prior to Diligent, Mr. Ranger served as Chief Financial Officer at Autovia Corporation from September 2000 to March 2001, Inference Corporation from January 2000 to July 2000 and Ultradata Corporation from December 1995 to May 1998. Mr. Ranger also served as Vice President of Sales at Ultradata Corporation from October 1997 to October 1998. Mr. Ranger received a Bachelor of Business Administration in Accounting from the University of Texas.

Richard Altinger became our Vice President of Marketing and Business Development in February 2003. Prior to joining VantageMed, Mr. Altinger served as Vice President of Business Development for AdvancedMD (formerly, PerfectPractice.MD) from August 2001 to February 2003 and from December 1998 to July 2000 he served as Vice President of Business Development at WebMD Corporation. Mr. Altinger’s WebMD experience also included directing WebMD’s account management, systems integration and customer support departments from May 1996 to November 1998. Mr. Altinger holds a Bachelor of Science in mechanical engineering and an M.S. in engineering management from Stanford University.

Mark Cameron has served as our Chief Information Officer since February 2005. Prior to joining VantageMed, Mr. Cameron was employed by Beech Street Corporation as Chief Information Officer starting in January 2000 and subsequently served as Senior Vice President of Product Development until February 2005. Beech Street is the nation’s largest independently owned Preferred Provider Organization. Prior to Beech Street, Mr. Cameron was Vice President of Production Services for WebMD Corporation from May 1998 to December 1999 where he was instrumental in developing and growing WebMD’s hosted physician services. From January 1994 to May 1998 Mr. Cameron was a Vice President at CIGNA.

Mr. Cameron holds a Masters of Business Administration from the University of Dallas and a Bachelor of Science in Computer Science from the University of Tulsa.

R. Ernest Chastain has served as our Vice President of Sales since July 2003. Prior to joining VantageMed, Mr. Chastain served as Vice President of Sales of VitalWorks, Inc. Mr. Chastain has held positions for the last 22 years as Divisional President or Vice President of Sales at healthcare information technology companies such as InfoCure/Vitalworks, Quality Systems, Inc., Elcomp Systems Inc., and Versyss Corporation. Mr. Chastain holds a Bachelor of Arts degree in Marketing from the University of Georgia.

Jeffrey Schuett has served as our Vice President of Client Services since April 2004. Prior to joining VantageMed and from June 2002 to March 2004, Mr. Schuett served as Senior Vice President of Enterprise Services at NEC. From May 2000 to May 2002 Mr. Schuett served as Vice President of Global Services for Trintech, a global services organization. From May 1998 to April 2000 Mr. Schuett served as PeopleSoft® practice director at Rapidigm, Inc. and HRM Services where he gained a deep understanding of the healthcare business. Prior to Rapidigm Mr. Schuett served as Senior Director of Call Center and Outsourcing for Integral/InPower, Inc. Mr. Schuett holds an MBA in finance from St. Mary’s College and a bachelor’s degree in business administration and information sciences from Washington State University.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 23, 2005, except as noted in the footnotes below, by:

•       all persons who are beneficial owners of 5% or more of our common stock;

•       each of our directors and director-nominees;

•       our Chief Executive Officer and the three other most highly compensated executive officers (the Named Executive Officers); and

•       all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned and the percentage of shares beneficially owned are based on 13,656,929 shares of our common stock outstanding as of March 23, 2005.

Name and Address(1)	Number of Shares	Percent Beneficially Owned(2)
Special Situations Private Equity Fund, L.P.(3)	4,516,128	30.2%
153 E. 53rd Street, 55th Floor
New York, NY 10022
Leaf Investment Partners, L.P.(4)	1,761,289	12.4%
515 Madison Avenue, Suite 4200
New York, NY 10022
Peter Friedli(5)	1,186,247	8.6%
New Venturetec, Inc.(6)	835,690	6.1%
c/o Friedli Corporate Finance
Freigustrasse #5
8002 Zurich, Switzerland
Steven Curd(7)	338,709	2.5%
Rick Altinger(8)	244,704	1.8%
R. Ernest Chastain(9)	231,209	1.7%
David Philipp(10)	132,769	*
Philip D. Ranger(11)	90,055	*
Steven E. Simpson(12)	57,500	*
David Zabrowski(12)	57,500	*
Mark Cameron(13)	37,634	*
Executive officers and directors as a group (9 persons)	2,393,827	17.1%

*                    Less than 1%

(1)          Except as otherwise noted, the address of each person listed on the table is c/o VantageMed, 11060 White Rock Road, Suite 210, Rancho Cordova, California 95670. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

(2)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to such shares. All shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 23, 2005, are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

(3)          Includes 1,290,322 shares underlying warrants issued to Special Situations Private Equity Fund, L.P.

(4)          Includes 503,224 shares underlying warrants issued to Leaf Investment Partners, L.P.

(5)          Includes: (i) 835,690 shares issued to New Venturetec, Inc. for whom Peter Friedli serves as President; (ii) 132,057 held by Pine, Inc. for whom Mr. Friedli is a control person; (iii) 75,000 shares issued to Joyce, Ltd. for whom Mr. Friedli is a control person; and (iv) 143,500 shares underlying options granted to Mr. Friedli, which are exercisable within 60 days of March 23, 2005.

(6)          Peter Friedli, a director of VantageMed, is President of New Venturetec, Inc. The shares referenced in this footnote are also included in the shares shown as beneficially owned by Peter Friedli.

(7)          Includes 96,774 shares underlying warrants issued to Mr. Curd.

(8)          Includes: (i) 54,167 shares underlying options granted to Mr. Altinger, which are exercisable within 60 days of March 23, 2005; (ii) 43,010 shares underlying warrants issued to Altinger Family, LLC for whom Mr. Altinger is a limited partner; and (iii) 137,527 shares held by the Altinger Family, LLC.

(9)          Includes: (i) 65,625 shares underlying options granted to Mr. Chastain, which are exercisable within 60 days of March 23, 2005 and (ii) 38,710 shares underlying warrants issued to Mr. Chastain.

(10)   Includes: (i) 57,500 shares underlying options granted to Mr. Philipp, which are exercisable within 60 days of March 23, 2005 and (ii) 21,506 shares underlying warrants issued to Mr. Philipp.

(11)   Includes: (i) 75,000 shares underlying options granted to Mr. Ranger, which are exercisable within 60 days of March 23, 2005 and (ii) 4,302 shares underlying warrants issued to Mr. Ranger.

(12)   Includes 57,500 shares each underlying options granted to Mr. Simpson and Mr. Zabrowski, which are exercisable within 60 days of March 23, 2005.

(13)   Includes 10,752 shares underlying warrants issued to Mr. Cameron.

Additional Information Concerning the Board of Directors

Compensation Committee.   The Compensation Committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for executive officers. The Compensation Committee also administers and establishes the terms and conditions of all stock options granted under our 1998 Stock Option/Stock Issuance Plan. The Compensation Committee currently consists of Peter Friedli, David Philipp and David Zabrowski.

Audit Committee.   The Audit Committee is primarily responsible for (i) retaining, evaluating and approving the terms of engagement for audit services and any non-audit services performed by the Company’s independent accountants, (ii) reviewing with management and the independent accountants the financial reports and information provided by us to any governmental body or the public and our compliance with legal and regulatory requirements, (iii) regularly communicating with our independent accountants and management and reporting regularly to the Board, (iv) establishing and observing complaint procedures regarding accounting, internal controls and auditing matters, and (v) preparing the report required by the Securities and Exchange Commission. The Audit Committee consists of David Philipp, Steven E. Simpson and David Zabrowski, all of whom are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers (NASD) listing standards. The Board has determined that Mr. Philipp qualifies as the Audit Committee financial expert as defined in Item 401(h)(2)-(3) of Regulation S-K. Mr. Philipp is the chairman of the Audit Committee.

Audit Committee Report

The Audit Committee operates pursuant to a written charter adopted by our Board of Directors. As noted above, the role of our Audit Committee is to assist our Board of Directors in its oversight of VantageMed’s financial reporting process. Management has primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on audit conducted in accordance with generally accepted auditing standards. As set forth in the Committee’s charter, the Audit Committee has the responsibility to monitor and oversee these processes. The Committee has reviewed and discussed the audited financial statements with management. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, and has discussed with the independent accountants the independent accountant’s independence. Based upon the review and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in VantageMed’s Annual Report on Form 10-KSB for the year ended December 31, 2004 filed with the SEC.

Audit Committee:	David Philipp, Steven E. Simpson and David Zabrowski

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee was formed in September 2002. The primary responsibilities of this committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee. Subject to the advance notice provision of VantageMed’s bylaws, as described below, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to Philip D. Ranger, Chief Financial Officer, VantageMed at our corporate office located at 11060 White Rock Road, Suite 210, Rancho Cordova, California 95670. The Nominating and Corporate Governance Committee consists of David Philipp, Steven E. Simpson and David Zabrowski, all of whom are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers (NASD) listing standards.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 31, 2004, our Board of Directors held five meetings and our Audit Committee held four meetings. The Compensation Committee met once during 2004 and the Corporate Governance Committee did not hold any meetings during 2004. No director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which such director served that were held during that period.

Communications with Directors

Any stockholder wishing to communicate with any of our directors regarding VantageMed may write to the director or directors c/o Philip D. Ranger, Chief Financial Officer, VantageMed, 11060 White Rock Road, Suite 210, Rancho Cordova, California, 95670. Mr. Ranger will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.

Director Attendance at Annual Meeting

We expect that our Directors will attend our annual meeting, absent a valid reason, such as a schedule conflict. Last year, two of the individuals then serving as Directors attended our annual meeting.

Committee Charters and Code of Conduct

The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Conduct that applies to all of our employees, officers and directors. Links to these materials are available on our website at www.vantagemed.com.

Director Compensation

The members of the Board of Directors currently do not receive cash compensation for their services as directors. During 2004, the outside members of the Board of Directors were each granted options to purchase 20,000 shares of Common Stock under our 1998 Stock Option Plan. The options were granted on August 3, 2004 with an exercise price of $0.60 per share, which equaled the fair market value on the date of grant. The options were 50% vested on the date of grant and the balance of the options vest over one year.

Legal Proceedings

On October 15, 2003, the Securities and Exchange Commission (the SEC) instituted administrative cease and desist proceedings against VantageMed and certain former members of company management, following its inquiry into VantageMed’s accounting for the sale of the dental business that was attempted in September 2001. The findings in the administrative proceeding instituted against the company state that VantageMed, under the direction of certain former members of senior management, materially misstated its financial results in the third quarter ended September 30, 2001. The SEC did not charge VantageMed with fraud or levy any monetary damages against the Company. However, as part of a settlement agreement, the SEC ordered VantageMed to cease and desist from committing or causing any violation of the periodic reporting and books and records provisions of the federal securities laws. VantageMed agreed to the order, without admitting or denying any findings. In acceptance of the settlement, the Commission considered remedial acts promptly undertaken by VantageMed and cooperation afforded to the Commission staff. This settlement is not associated with VantageMed’s reporting of the sale of the DentalMate business in September 2003.

In December 2003, several employees resigned from VantageMed to form a separate company named Pacific Practice Services. In February 2004 and March 2004, VantageMed notified these former employees regarding several matters including VantageMed’s assertion that the use of the Pacific Practice Services name infringes VantageMed’s rights regarding the name. In March 2005, the parties entered into a release and settlement agreement that, among other things, requires the former employees to discontinue the use of the name Pacific Practice Services.

On March 16, 2004, we filed a notice of arbitration with the American Arbitration Association in Sacramento, California to arbitrate claims against Robert S. Putnam and Duangchan Putnam arising out of their alleged use of trade secrets and other proprietary information obtained while they were employees of VantageMed to unfairly compete with VantageMed after their employment terminated. The claim is for money damages and injunctive relief for several causes of action related to misappropriation of trade secrets, unfair competition and breach of an asset purchase agreement and other contracts. Respondents answered the claim denying the allegations contained therein and asserting various affirmative defenses. The matter was settled in January 2005 and in connection with the settlement, VantageMed agreed to pay the former employees’ legal expenses totaling $27,500 and the Putnam’s agreed to a non-solicitation provision.

In June 2004, a former employee filed a claim against the Company alleging fraud and discrimination. The Company responded and has not received any additional communications since that time.

In February 2005, a former VantageMed customer filed a complaint against the Company alleging that the Company breeched its support and maintenance contract with the customer by failing to make modifications to the plaintiff’s software to make that software HIPAA compliant. The Company believes that the plaintiff’s allegations are without merit and will file a response to the complaint in April 2005.

We are party to various legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome and which can be reasonably estimated are accrued. Such accruals were $129,000 at December 31, 2004, and are based on information known about the matters, our estimates of the outcomes of such matters, and our experience contesting, litigating and settling similar matters. This amount is included in accrued liabilities in the accompanying condensed consolidated balance sheet. None of the actions are believed by management to involve amounts that would be material to our consolidated financial position, operations, or liquidity after consideration of recorded accruals.

Required Vote

Unless otherwise instructed, the proxy holders will vote the proxies received by them for David Philipp, the Class III nominee, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. If the candidacy of this nominee should, for any reason, be withdrawn, the proxy holders will vote in favor of the remainder of those nominated and for such substituted nominees, if any, as shall be designated by the proxy holders. The Board of Directors has no reason to believe that Mr. Philipp will be unable or unwilling to serve as a nominee or as a director if elected.

If a quorum is present and voting, the nominee receiving the highest number of votes will be elected as a director at the Annual Meeting to serve until the 2008 Annual Meeting or until a successor is elected or appointed. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., broker non-votes, will be counted as present for purposes of determining if a quorum is present, but will have no effect on the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED ABOVE.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid or accrued by us for the fiscal year ended December 31, 2004, 2003, and 2002 for each of the Named Executive Officers:

Summary Compensation Table

				Long-Term Compensation
Name and Principal Positions	Year	Annual Salary		Securities Underlying Options Granted(#)	All Other Compensation
Richard M. Brooks, Chief Executive Officer and Chairman of the Board	2004	$156,667		—	$191,821	(1)
	2003	$160,000		—	$—
	2002	$111,590	(2)	420,000	$—
Steven Curd, Chief Executive Officer and Director	2004	$33,333	(3)	405,360	$—
R. Ernest Chastain, VP—Sales	2004	$175,044		—	$—
	2003	$84,211	(4)	150,000	$—
Rick Altinger, Vice President—Marketing and Business Development	2004	$167,500		—	$—
	2003	$133,333	(5)	100,000	$—
Philip D. Ranger, Chief Financial Officer	2004	$147,500		—	$—
	2003	$82,688	(6)	150,000	$—
Rajiv W. Donde—Chief Information Officer	2004	$139,500		—	$—
	2003	$132,000		—	$—
	2002	$77,000	(7)	140,000	$—

(1)          In November 2004 we entered into a separation agreement and release with Richard M. Brooks in connection with his departure as Chief Executive Officer. The agreement was consistent with Mr. Brooks’ employment agreement and provided for a severance payment equal to one year’s salary payable over the ensuing 12 months, payment of healthcare premiums over the same period and accelerated vesting of certain of Mr. Brooks’ stock options. In addition to these items, provided for under Mr. Brooks’ employment agreement, the separation agreement extended the exercise period for all of his options for at least an additional 180 days. This amount includes the severance payment and accrued vacation payout for Mr. Brooks.

(2)          Mr. Brooks served on our Board of Directors from March 2001 to January 2005. He became our Chief Executive Officer on April 19, 2002. On an annual basis, his salary for 2002 would have been $160,000.

(3)          Mr. Curd became our Chief Executive Officer in November 2004. On an annual basis, his salary for 2004 would have been $200,000.

(4)          Mr. Chastain became our Vice President Sales in July 2003. On an annual basis, his salary for 2003 would have been $144,000.

(5)          Mr. Altinger became our Vice President Marketing and Business Development in February 2003. On an annual basis, his salary for 2003 would have been $160,000.

(6)          Mr. Ranger became our Chief Financial Officer in May 2003. On an annual basis, his salary for 2003 would have been $140,000.

(7)          Mr. Donde became our Chief Information Officer in June 2002. On an annual basis, his salary for 2002 would have been $132,000. Mr. Donde resigned as our Chief Information Officer in February 2005.

Option Grants in Fiscal Years 2004, 2003 and 2002

The following table sets forth option grants for the years ended December 31, 2004, 2003 and 2002 to each of the Named Executive Officers who received options:

	Fiscal	Number of Shares Underlying Options	Exercise	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Year End	Granted	Price	Date	5%	10%
Richard M. Brooks	2002	100,000	$0.47	8/7/2012	$43,063	$68,571
	2002	300,000	$0.41	8/9/2012	200,354	319,030
	2001	20,000	$1.00	3/20/2011	32,578	51,875
Steven Curd	2004	405,360	$0.85	11/8/2014	$561,245	$893,690
R. Ernest Chastain	2004	150,000	$0.21	8/1/2013	$51,310	$81,703
Rick Altinger	2003	100,000	$0.35	2/25/2013	$57,011	$90,781
Philip D. Ranger	2003	150,000	$0.46	5/20/2013	$112,394	$178,968
Rajiv Donde	2002	40,000	$0.40	6/5/2012	$17,373	$27,664
	2002	100,000	$0.47	8/7/2012	47,847	76,189

The potential realizable values shown in the above table were calculated based on the term of each option at its time of grant, which is ten years. These values are calculated assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These assumed annual compound rates of stock price appreciation do not represent our estimated or projection of future common stock prices. The fair market value per share exercise prices for each option shown in the above table for 2004, 2003 and 2002 were based upon the closing price of our common stock on the grant date.

Aggregated Option Exercises in Fiscal Year 2004, 2003 and 2002 Option Values

The following table sets forth information concerning option exercises and option holdings for the three year period ended December 31, 2004 with respect to the Named Executive Officers. Except as set forth below, no options or stock appreciation rights were exercised by any such individual during 2004, and no stock appreciation rights were outstanding on December 31, 2004.

	Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-the-Money Options At Fiscal Year End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard M. Brooks	376,249	—	160,500	—
Steven Curd	—	405,360	—	8,107
R. Ernest Chastain	50,000	100,000	33,000	66,000
Rick Altinger	45,830	54,170	23,832	28,168
Philip D. Ranger	59,375	90,625	24,344	37,156
Rajiv W. Donde	87,014	52,986	36,633	23,226

(1)          Based upon the closing price of our common stock on December 27, 2004 of $0.87 less the exercise price per share.

Employment and Change-In-Control Agreements

Richard M. Brooks.   In August 2002, we entered into an agreement with Mr. Brooks pursuant to which we agreed to provide twelve-months severance benefits and fully vest all outstanding options if, within the initial three year term of the agreement (or any renewal term), his employment is terminated without cause or he resigns for good reason.

In November 2004 we entered into a separation agreement and release with Richard M. Brooks in connection with his departure as Chief Executive Officer. The separation agreement was consistent with Mr. Brooks’ employment agreement and provides for a severance payment equal to one year’s salary payable over the ensuing 12 months, payment of healthcare premiums over the same period and accelerated vesting of certain of Mr. Brooks’ stock options. In addition to these items, provided for under Mr. Brooks’ employment agreement, the separation agreement extended the exercise period for all of his options for at least an additional 180 days.

Steven Curd.   We have entered into an employment agreement with Mr. Curd pursuant to which we will pay Mr. Curd an annual salary of $200,000, plus an annual bonus of up to $100,000 subject to meeting goals set by our Compensation Committee. We have agreed to issue Mr. Curd an option to purchase 405,360 shares of our common stock, with 25% of such option to vest on the one-year anniversary of the agreement and the balance to vest monthly over the ensuing 36 month period. Twenty-five percent of such option will accelerate upon a change in control that occurs within the first six months of the term of the agreement and 50% of the remaining unvested options will accelerate upon a change in control thereafter. Upon a termination without cause Mr. Curd will receive a severance payment of 12 months salary. We have had no transactions within the last two years in which Mr. Curd has had a direct or indirect material interest.

Richard Altinger.   In February 2003, we entered into an agreement with Mr. Altinger pursuant to which we agreed to provide nine-months severance benefits if, within the initial three year term of the agreement (or any renewal term), his employment is terminated without cause or he resigns for good reason.

Philip D. Ranger.   In May 2003, we entered into an agreement with Mr. Ranger pursuant to which we agreed to provide twelve-months severance benefits if, within the initial three year term of the agreement (or any renewal term), his employment is terminated without cause or he resigns for good reason.

R. Ernest Chastain.   In July 2003, we entered into an agreement with Mr. Chastain pursuant to which we agreed to provide six-months severance benefits and fully vest all outstanding options if, within twelve months following a change in control event, his employment is terminated.

Certain Relationships and Related Transactions

On March 15, 2005 we entered into a Stock Purchase Agreement in connection with the completion of a $5.0 million private placement of 5,376,344 shares of common stock priced at $0.93 per share. Special Situations Fund, the lead investor, and S Squared Technology purchased 90 percent of the shares, with members of VantageMed’s management team, including named executive officers Steven Curd, Richard Altinger, Ernest Chastain and Philip D. Ranger, and director David Philipp, purchasing an aggregate of 10 percent of the shares. The investors in the transaction also received warrants to purchase an aggregate of 1,075,269 shares of common stock priced at $1.30 per share, and warrants to purchase an aggregate of 1,075,269 shares of common stock priced at $1.55 per share. Each investor also entered into a registration rights agreement with VantageMed that requires us to file a registration statement with the Securities and Exchange Commission covering the resale of the shares.

Equity Compensation Plans

The following table sets forth certain information with respect to the 1998 Stock Option/Stock Issuance Plan and equity compensation plans not approved by security holders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,525,194	$0.76	596,839
Equity compensation plans not approved by security holders	2,702,147	$1.38	—

Board Compensation Committee Report on Executive Compensation

General Compensation Philosophy

The role of the Compensation Committee is to set the salaries and other compensation of the executive officers and certain other key employees of VantageMed, and to make grants under, and to administer, the stock option and other executive officer equity and bonus plans. Our compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables VantageMed to attract, motivate, reward and retain key executives and employees. Each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:—base salary that is designed primarily to be competitive with base salary levels in effect at market area that are of comparable size to VantageMed and with which VantageMed competes for executive personnel;—annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Compensation Committee; and—long-term stock-based incentive awards which strengthen the mutual interests of the executive officers and VantageMed stockholders. In May 2004, the Committee approved an amendment to the then outstanding options granted to executive officers to provide for option acceleration for any unvested shares if their employment is terminated (or loss of position) without cause within 12 months after a change of control event, whereby more than 50% of the Company’s stock is acquired by a single entity or a group of entities under common control. In November 2004, the Committee reviewed and approved the Company’s separation agreement with Richard Brooks and the employment agreement between VantageMed and Steven Curd.

Executive Compensation

Base salaries for all executive officers and all other forms of compensation are administered in accordance with the general compensation philosophy and subject only to provisions in the employment contracts described in this document. See Employment and Change-In Control Agreements.

Chief Executive Officer Compensation

In determining the base salaries for Mr. Brooks and Mr. Curd, the Committee considered competitive compensation data for chief executive officers of similar companies within the software industry, their experience and knowledge as well as the Company’s financial condition and performance objectives and elected to compensate each of them with a combination of cash-based compensation and options to purchase common stock. The Committee will periodically review and may make adjustments to Mr. Curd’s base salary based on many factors including company performance. Mr. Curd’s base salary and all other forms of compensation are administered in accordance with the general compensation philosophy subject only to provisions in his employment contract. See Employment and Change-In-Control Agreements.

Compensation Committee:   Peter Friedli, David Philipp and David Zabrowski

Comparison of Total Cumulative Stockholder Return

The following graph compares the total cumulative stockholder return on our common stock with the cumulative total return of the NASDAQ Market Index and the Media General (MG) Group Index for the period from February 15, 2000 (based on the closing price of our stock on the date on which our common stock began trading on the NASDAQ) through December 31, 2004. The MG Group Index is a composite of 20 companies in the healthcare information systems and services market. The graph assumes that the cumulative stockholder return of our common stock and of each index was based upon $100 invested at the beginning of the period, and that all dividends were reinvested. Historical stock price performance should not be relied upon as indicative of future stock price performance. Additionally, we have paid no dividends on our common stock to date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (SEC). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during 2004, except for Jeffrey Schuett, Peter Friedli, Dave Zabrowski, David Philipp and Steve Simpson who were late in filing their Forms 4 with the SEC that were due on August 5, 2004.

PROPOSAL 2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Action will be taken at the Annual Meeting with respect to the ratification of the appointment of our independent registered public accounting firm for the fiscal year ended December 31, 2005. The Board of Directors has, subject to such ratification, selected Hurley & Company. Hurley & Company has audited VantageMed’s financial statements for the year ended December 31, 2004.

A representative of Hurley & Company will be present at the meeting. Such representative will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions by stockholders.

On November 8, 2004, we (1) dismissed Grant Thornton LLP (Grant Thornton) as our independent accountants responsible for auditing our financial statements and (2) retained Hurley & Company (Hurley) as our new independent accountants.

Grant Thornton’s reports on VantageMed Corporation’s financial statements for the two years ended December 31, 2003, did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles, except that the report for the period ended December 31, 2003 was modified to indicate that our recurring losses from operations, accumulated deficit and stockholder’s deficit, raised substantial doubts about our ability to continue as a going concern. The report for the period ended December 31, 2002 was also modified to indicate that effective January 1, 2003, we changed our method of accounting for stock-based compensation arrangements in accordance Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123. In addition, our financial statements for the year ended December 31, 2002 were restated as discussed in Note 2 to the consolidated financial statements filed on Form 10-KSB with the Securities and Exchange Commission on March 30, 2004.

The decision to dismiss Grant Thornton and to retain Hurley was unanimously approved by our Board of Directors.

From the date of the last audited financial statements through the date of dismissal, we had no disagreements, whether or not resolved, with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its report. There were no events otherwise reportable under Item 304(a)(1)(iv) of Regulation S-B.

During our two most recent fiscal years and through November 8, 2004, we did not consult Hurley regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.

Audit Fees

Fees related to all professional services rendered by Grant Thornton LLP and Hurley & Company for the fiscal years ended December 31, 2004 and 2003, were as follows:

	2004
	Grant Thornton	Hurley	Total	2003
Audit fees(1)	$65,000	$84,000	$149,000	$234,000
Audit related fees(2)	5,500	0	5,500	12,000
Tax fees(3)	0	0	0	23,000
Total fees	$70,500	$84,000	$154,500	$269,000

(1)          Audit fees consist of fees billed for professional services rendered for the audit of the company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that, in 2004 and 2003, were provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.

(2)          Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the company’s consolidated financial statements and are not reported under “audit fees”. This category primarily includes fees related to the audit of our employee benefit plan.

(3)          Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The Audit Committee has reviewed the services provided by Grant Thornton LLP and Hurley & Company and the related fees and has determined that the non-audit services provided were compatible with maintaining the independent accountant’s independence. During 2004, 100% of audit and audit-related fees and 100% of tax fees were approved by the Audit Committee prior to services being rendered.

Required Vote

The ratification of the appointment of Hurley & Company as our independent registered public accountant firm requires the affirmative vote of a majority of the shares of Common Stock present at the Annual meeting in person or by proxy.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF HURLEY & COMPANY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2005.

PROPOSAL 3.   APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF VANTAGEMED CORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

Under Delaware law, we may only issue shares of Common Stock to the extent such shares have been authorized for issuance under our Certificate of Incorporation. The Certificate of Incorporation currently authorizes the issuance of up to 20,000,000 shares of Common Stock. However, as of March 23, 2005, 13,656,267 shares of Common Stock were issued and outstanding and 5,824,180 unissued shares were reserved for issuance under our equity compensation plans and pursuant to warrant agreements, leaving 519,553 shares of Common Stock unissued and unreserved. In order to ensure sufficient shares of Common Stock will be available for issuance by VantageMed, the Board of Directors has approved, subject to stockholder approval, an amendment to VantageMed’s Certificate of Incorporation to increase the number of shares of such Common Stock authorized for issuance from 20,000,000 to 40,000,000.

Purpose and Effect of the Amendment

The principal purpose of the proposed amendment to the Certificate of Incorporation is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers, to permit future stock dividends or for other corporate purposes. The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock. If the amendment is approved by the stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of VantageMed without further action by the stockholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of VantageMed more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share, or decreasing our net loss per share, and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of VantageMed.

The Board of Directors is not currently aware of any attempt to take over or acquire VantageMed. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

If the proposed amendment is approved by the stockholders, Article III of our Certificate of Incorporation will be amended to read as follows:

A.     Capitalization.   The total number of shares of all classes of stock which the Corporation will have authority to issue is 45,000,000, consisting of:

1.      Five million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and

2.      Forty million (40,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”).

The additional shares of Common Stock to be authorized pursuant to the proposed amendment will have a par value of $0.001 per share and be of the same class of Common Stock as is currently authorized under the Certificate. We do not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of its capital stock except in connection with its existing stock option and purchase plans and as stock dividends to holders of outstanding stock.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDER VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 TO 40,000,000 SHARES.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

We have an advance notice provision under our bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to Philip D. Ranger, our Chief Financial Officer. A stockholder proposal to be timely must be received at our principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of stockholders intended to be presented at our next annual meeting of stockholders must be received by VantageMed at our office located at 11060 White Rock Road, Suite 210, Rancho Cordova, California 95670 no later than                  , 2005, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

OTHER MATTERS

We do not know of any matters to be presented at the 2005 Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If a stockholder vote is necessary to transact any other business at the 2005 Annual Meeting, the proxy holders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Dated: April , 2005
By Order of the Board of Directors

Steven Curd
Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF

VANTAGEMED CORPORATION

May 20, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\*/    Please detach and mail in the envelope provided.    \*/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1.	To elect the following person as Class III director to hold office for a three-year term and until successor is elected and qualified:		2.	To ratify the appointment of Hurley & Company, as independent public auditors for the Company for the fiscal year ending December 31, 2005.	☐	☐	☐
		NOMINEE
☐	WITHHOLD AUTHORITY FOR NOMINEE	☐ David Philipp	3.	To approve an amendment to the certificate of incorporation of VantageMed Corporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VANTAGEMED CORPORATION

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 20, 2005 9:00A.M.

SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Steve Curd, Philip D. Ranger and Liesel Loesch and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in VantageMed Corporation, a Delaware corporation (the “Company”), which the undersiged is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Marriott Hotel, 11211 Point East Drive, Rancho Cordova, California on May 20, 2005 at 9:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April    , 2005 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)